Exhibit 99.1

South Shore Resources Inc. In Receipt of Hibernia Crude

Providenciales,Turks & Caicos – September 04, 2007 - South Shore Resources Inc. (OTCBB: SSHO)(Frankfurt: SXB)(WKN: A0LD9H) today announced that the Company is now in receipt of a shipment of Hibernia Crude Oil at the test site in Ottawa, Ontario. This oil will be used for testing of its membrane technology upon completion of the prototype.

The Hibernia Crude was sent from the transshipment facility at Whiffen Head, Newfoundland under the certification of the engineering firm of The SGS Group.

The terminal at Whiffen Head is a regional facility supporting the transshipment of crude oil from Hibernia, and other Grand Banks offshore developments, to refineries in the U.S., Canada and overseas.

About The SGS Group:

SGS is the global leader and innovator in inspection, verification, testing and certification services. Founded in 1878, SGS is recognized as the global benchmark in quality and integrity. With over 43,000 employees, SGS operates a network of almost 1000 offices and laboratories around the world.

About South Shore Resources Inc.:

South Shore Resources Inc. is a company primarily focused on the marketing of an innovative membrane separation technology for the refining of heavy crude oil into light sweet crude oil.

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other facts that could cause the actual future results of the Company to be materially different from such forward-looking statements. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

For further information please contact South Shore Resources Inc. at (416) 281-3335 or visit the company's Website at: www.crude2sweet.com.